UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2014

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Rohan J. Hoare, Ph.D., 49, was appointed to the office of Senior Vice President & Chief Operating Officer of Cyberonics, Inc. (the “Company”) on April 28, 2014.  Since joining the Company on September 12, 2013, Dr. Hoare has served as the Company’s Senior Vice President, Strategic Planning.  Prior to his joining the Company, Dr. Hoare was an independent medical technology consultant dating from his departure in December 2012 from the Neuromodulation Division of St. Jude Medical, Inc. (formerly, Advanced Neuromodulation Systems, Inc.), where he held a series of positions of successively greater responsibility commencing in 2004.  These positions included Senior Advisor (September 2012 to December 2012), President (August 2011 to September 2012), Vice President, Research & Development (2008 to 2012), Vice President, Strategy & Emerging Therapies (2005 to 2008), and Vice President, Strategy (2004 to 2005).  Dr. Hoare received a Bachelor of Science in Physics and was awarded Faculty of Science Scholar honors at Monash University in Melbourne, Australia.  He continued his studies at Harvard University as a Fulbright Scholar, where he received a Master of Arts and a Ph.D. in Physics, after which he worked for McKinsey & Company from 1993 to 2003.

Effective on September 12, 2013, Dr. Hoare and the Company entered into an employment agreement, which was described in and filed with a Current Report on Form 8-K filed on the effective date.  Except as it relates to Dr. Hoare’s new office, the employment agreement remains unchanged as of this date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By: /s/ David S. Wise
Name: David S. Wise
Title: Secretary
April 28, 2014